Exhibit 99.1
RXi Pharmaceuticals Reports Fourth Quarter and 2008 Financial Results
Worcester, MA, March 18, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today reported financial results for the fourth quarter and year ended December 31, 2008.
Tod Woolf, Ph.D., President and Chief Executive Officer of RXi, commented, “2008 was a pivotal year for our company, as we became one of only a few biopharmaceutical companies to begin trading publicly during the year, and we made significant progress moving our RNAi therapeutics platform forward. We advanced our rxRNA™ compounds and delivery technologies considerably in 2008, and are focusing our resources on pre-clinical development in the inflammatory and metabolic disease areas. With our strong intellectual property and world class scientific and management team, we believe we are well poised for success in 2009 and the future”.
2008 Highlights
Corporate Highlights:
•	RXi is focusing on developing orally administered rxRNA™ compounds for the treatment of a variety of severe inflammatory diseases, as well as developing rxRNA™ compounds for metabolic diseases.

•	In October, RXi licensed technology for the oral administration of RNAi compounds directly to macrophages from the University of Massachusetts Medical School (UMMS).

•	In December, the Massachusetts Life Science Center awarded a Collaborative Research Grant to further development this new technology using RXi’s proprietary rxRNA™ compounds.

•	Initial trading of RXi Pharmaceuticals began March 12th on the Nasdaq Capital Market under the symbol RXII.

•	In June, RXi was added to the Russell Microcap Index.

•	Also in June, we completed an $8.7 million private placement to institutional investors, led by Fidelity.

•	Two analysts initiated coverage, and we participated in over a dozen investor and analyst conferences over the course of the year, including our first annual investor event in October.

•	More recently, in January 2009, we secured a $25 million committed standby equity agreement with YA Global Investments that provides us the ability to raise capital on terms we believe are favorable, and the financial flexibility to move our product programs towards the clinic.
Scientific Achievements:

We continued to demonstrate our scientific leadership throughout 2008. In moving our RNAi therapeutics platform forward, RXi established a broad RNAi delivery program that includes local, systemic and oral approaches, in addition to our propriety therapeutic rxRNA compounds.
Key additions to the RXi scientific team in 2008 include the recruitment of Dr. Victor Ambros to our Scientific Advisory Board (SAB) and Dr. Anastasia Khvorova as RXi’s Chief Scientific Officer. Soon after joining RXi’s SAB, Dr. Ambros was awarded the 2008 Albert Lasker Award for Basic Medical Research for his groundbreaking 1993 discovery of the first microRNA (miRNA). Dr. Khvorova is one of the most widely cited authors in the field of RNAi research, and we believe that she will provide significant leadership for RXi in addressing the challenges in developing next generation RNAi therapeutics.
RXi researchers have presented data at over twenty scientific and medical conferences, often being invited to give keynote addresses or contribute as chairpersons or scientific advisors. In addition, our collaborators and co-founders have published data demonstrating in vivo RNAi efficacy in animal models in some of the world’s most prominent journals.
We filed 12 patent applications on the discoveries of fundamentally novel rxRNA™ compound designs that may have a significant impact on RNAi compound delivery, stability and ease of manufacturing. Our new Vice President, Legal Counsel and Chief Intellectual Property Counsel, Konstantinos Andrikopoulos, Ph.D., J.D., is also helping to strengthen our intellectual property position on our increasing pipeline of internally derived RNAi molecules and RNAi delivery technologies.
Financial Highlights
     For the year ended December 31, 2008, our net loss was approximately $14.4 million, an increase of approximately $3.4 million or 31% compared with a net loss of $11.0 million for the year ended December 31, 2007. The Company had 13,763,231 common shares outstanding at December 31, 2008, as compared with 12,684,432 common shares outstanding at December 31, 2007. The Company had a net loss per share of $1.09 and $0.99 at December 31, 2008 and December 31, 2007 respectively.
     Research and development expenses for the fourth quarter of 2008 were $2.0 million, including approximately $0.1 million in non-cash stock-based compensation, compared with $1.4 million, including $0.4 million in non-cash stock-based compensation, for the fourth quarter of 2007. The increase of $0.6 million, or 43%, was primarily due to the licensing of the GeRP oral delivery technology from UMMS, as well as an increase in employee-related costs. For the year ended December 31, 2008, research and development expenses were approximately $7.1 million, including approximately $1.9 million in non-cash stock-based compensation, an increase of approximately $0.3 million, or 5%, compared with research and development expenses of $6.8 million for the year ended December 31, 2007, which included approximately $1.1 million in non-cash stock-based compensation. This increase was due to staff, supplies and licensing costs that were $2.6 million higher in 2008 than in 2007, which was partially offset by a $2.3 million expense associated with the issuance of common stock in exchange for licensing rights in 2007 that did not recur in 2008.
     General and administrative expenses for the fourth quarter of 2008 were $2.0 million, including $0.6 million in non-cash stock-based compensation, compared with $1.4 million, including $0.3 million in stock-based compensation, for the fourth quarter of 2007. The increase of $0.6 million, or 43%, was primarily due to the stock based compensation expense associated with stock warrants, as well as employee related cost. For the year ended December 31, 2008, general and administrative expenses were $7.5 million for the year ended December 31, 2008, compared with $4.7 million for the year ended

December 31, 2007. The increase of $2.8 million, or 60%, was primarily due to higher staff-related costs, including $1.9 million in stock option compensation expense, and $0.75 million in non-cash stock warrant compensation costs.
     As of December 31, 2008, RXi had cash and cash equivalents of approximately $9.8 million, compared with cash, cash equivalents, and short term investments of $11.7 million at December 31, 2007. This decrease of $1.9 million, or 16%, is due primarily to net cash used in operations of $9.4 million, partially offset by the sale of common stock to institutional investors in June 2008, which yielded net proceeds of approximately $8.0 million. We believe that our existing working capital, together with potential proceeds from our standby equity agreement with YA Global Investments, should be sufficient to fund our operations through at least the first half of 2010.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi has a comprehensive RNAi platform that includes both RNAi compounds and delivery methods. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk of delays in satisfying the conditions to selling any of the securities to YA Global Investments and the potential adverse impact on the market price of our securities due to resale by YA Global Investments of securities purchased from the Company, the risk that we may be unable to secure all of the capital needed to support our operations from the YA Global Investments equity agreement or from other sources, the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Condensed Statements of Expenses
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Twelve	For the Twelve	From Inception
	Months Ended	Months Ended	Months Ended	Months Ended	January 1, 2003 -
	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007	2008
Research and development expense	$2,000	$1,367	$7,054	$6,747	$22,342
General and administrative expense	2,022	1,400	7,499	4,691	13,690

Operating loss	(4,022)	(2,767)	(14,553)	(11,438)	(36,032)
Interest income	21	144	180	448	628

Net loss	$(4,001)	$(2,623)	$(14,373)	$(10,990)	$(35,404)

Net loss per common share:
Basic and diluted loss per share	$(0.29)	$(0.21)	$(1.09)	$(0.99)	N/A

Weighted average common shares outstanding:
Basic and diluted	13,762,764	12,647,820	13,239,942	11,114,765	N/A

RXi Pharmaceuticals Corporation
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$9,856	$1,763
Short term investments, at amortized cost	—	9,952
Prepaid expenses and other current assets	73	22
Equipment and furnishings, net	414	344
Deposits	16	66

Total assets	$10,359	$12,147

Accounts payable	$394	$55
Accrued expense and other current liabilities	976	1,062
Current maturities of capital lease obligations	17	—
Due to former parent company	—	207

Total current liabilities	1,387	1,324
Capital lease obligations, net of current maturities	4	—

Total liabilities	1,391	1,324
Total stockholders’ equity	8,968	10,823

Total liabilities and stockholders’ equity	$10,359	$12,147

CONTACT:

RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com